As filed with the Securities and Exchange Commission on March 14, 2019

Registration Nos. 333-200745; 333-204441; 333-215154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-200745

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-204441

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-215154

UNDER THE SECURITIES ACT OF 1933

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1047971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Dumbarton Circle

Fremont, California 94555

(510) 456-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian M. Culley

Chief Executive Officer

Asterias Biotherapeutics, Inc.

6300 Dumbarton Circle

Fremont, California 94555

(510) 456-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tali Sealman, Esq.

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5471

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-3 (collectively, the “Registration Statements”) of Asterias Biotherapeutics, Inc., a Delaware corporation (the “Company”):

●	File No. 333-200745, registering up to $75,000,000 of shares of Preferred Stock, Series A Common Stock, warrants to purchase shares of Preferred Stock or warrants to purchase shares of Series A Common Stock, which was filed with the SEC on December 4, 2014;
●	File No. 333-204441, registering 33,684,980 shares of Series A Common Stock, which was filed with the SEC on May 26, 2015; and
●	File No. 333-215154, registering up to $75,000,000 of shares of Preferred Stock, Series A Common Stock, warrants to purchase shares of Preferred Stock or warrants to purchase shares of Series A Common Stock, which was filed with the SEC on December 16, 2016.

On March 8, 2019, pursuant to the Agreement and Plan of Merger, dated November 7, 2018, by and among BioTime, Inc. (“BioTime”), the Company, and Patrick Merger Sub, Inc., a wholly owned subsidiary of BioTime (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of BioTime. As a result of the Merger and related transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on this 14th day of March, 2019.

ASTERIAS BIOTHERAPEUTICS, INC.

By:	/s/ Brian M. Culley
Name:	Brian M. Culley
Title:	Chief Executive Officer